Exhibit 99.1

News Release

Contact: Media:	Robert E. “Chip” Coffee, Jr., President and Chief Executive Officer 843 388-8433
Alan W. Jackson, Executive Vice President and Chief Financial Officer 843 388-8433
Website: www.tidelandsbank.com

FOR IMMEDIATE RELEASE

Tidelands Bancshares Announces Second Quarter Results

Mt. Pleasant, SC, July 27, 2009 -Tidelands Bancshares, Inc. (NASDAQ: TDBK), holding company for Tidelands Bank, reported a net loss available to common shareholders of $3.7 million, or $(0.92) per diluted share, for the quarter ended June 30, 2009 compared to a net loss of $231,000 for the quarter ended June 30, 2008.  The net loss was the result of credit provisions taken to fortify the balance sheet in this difficult economic environment.

The second quarter results reflect the following items:

•                  FDIC deposit premiums of $515,000, of which $378,000 represents our portion of the one-time special assessment levied against all banks

•                  A 1.6% increase in interest income quarter over quarter

•                  A 2.9% decrease in interest expense quarter over quarter

•                  An expansion of our net interest income of 8.0% quarter over quarter

•                  An increase of 111.4% in noninterest income quarter over quarter

•                  A reduction in salaries and employee benefits expense of 10.6% quarter over quarter

•                  A 9.8% increase in total noninterest expense reflective of the increased deposit insurance premiums and costs associated with our expanded branch franchise quarter over quarter

•                  Preferred stock dividends of $183,000 for the quarter-to-date

•                  Credit provisions of $5.5 million for the quarter to date period

The year to date results for the second quarter reflects the following items:

•                  FDIC deposit premiums of $755,000, of which $378,000 represents our portion of the one-time special assessment levied against all banks

•                  A 5.3% increase in interest income year over year

•                  A 5.4% decrease in interest expense year over year

•                  An expansion of our net interest income of 21.5% year over year

•                  An increase of 80.0% in noninterest income year over year

•                  A reduction in salaries and employee benefits expense of 8.8% year over year

•                  A 8.2% increase in total noninterest expense reflective of the increased deposit insurance premiums and costs associated with our expanded branch franchise year over year

•                  Preferred stock dividends of $363,000 for the year to date period

•                  Credit provisions of $7.6 million for the year to date period

“In the current economic environment, we measure successes everyday as we continue to work with our customers to provide them with the financial resources necessary to endure these most difficult times,” said

Robert E. Coffee, Jr., President and Chief Executive Officer.  We have continued our efforts to improve loans 30-89 days past due as evidenced by the $8.9 million decline from $12.4 million, or 2.69% of total loans, at December 31, 2008, to $3.5 million, or 0.74% of total loans, at June 30, 2009.  Similarly, nonaccrual loans have been reduced from $16.9 million at March 31, 2009 to $11.6 million at June 30, 2009. Other real estate owned has increased marginally from $4.0 million at March 31, 2009 to $5.6 million at June 30, 2009.

In consideration of the many factors affecting all financial institutions, we have elected to grow our reserve balance for credit losses above our historical levels. At June 30, 2008, our reserves for credit losses were $4.8 million, or 1.10% of total loans. At December 31, 2008, our reserves totaled $7.6 million, or 1.65% of total loans. During the first half of the year, we continued to grow our reserves to $8.7 million, or 1.86% of total loans at March 31, 2009, and $9.6 million, or 2.04% of total loans, at June 30, 2009. It is our strategy to remain prudent during these uncertain economic times and maintain higher reserves for credit losses until economic conditions begin to improve and stabilize.

As a result of the deteriorating credit, real estate and job markets, which continue to affect our customers and communities, we experienced a decrease in earnings in comparison to previous periods, which was primarily driven by the addition to our provision for loan losses of $7.6 million for the six months ended June 30, 2009. We increased interest income to $17.5 million for the six months ending June 30, 2009 compared to $16.6 million through June 30, 2008, while reducing interest expense to $9.4 million for the six months ending June 30, 2009 from $10.0 million through June 30, 2008. The successful management of these two components of our earnings resulted in an overall increase in net interest income before provision expense of $1.4 million. In addition, non-interest income for the six months ending June 30, 2009 increased to $1.3 million compared to $745,000 from the year earlier period, largely due to gains on sales of callable securities from our investment portfolio.  Due to an overall decline in the interest rate environment over the last 18 months, our net interest margin declined from 2.54% at June 30, 2008 to 2.20% at June 30, 2009. This decrease in our net interest margin is also reflective of the investment yield on our mortgage-backed securities decreasing from 5.89% at December 31, 2008 to 5.04% at June 30, 2009, which is a result of an unprecedented high level of pre-payments on these types of investments and an increase in nonaccrual loans.

During the six-month period ending June 30, 2009, loans grew by $9.3 million to $471.3 million. In addition, Tidelands Bank generated significant increases in retail deposits through its seven full-service branch locations. As evidence of our growing local market business, at June 30, 2009, customer time deposits and IRA accounts have grown to $185.9 million compared to $182.0 million at December 31, 2008. In addition, total retail savings accounts have increased to $34.4 million at June 30, 2009 compared to $350,000 at December 31, 2008. Tidelands Bank remains “well-capitalized,” which is the highest bank capital classification defined by bank regulators. The Company’s total shareholders’ equity was $47.6 million with a book value of $7.73 per common share at June 30, 2009.

FORWARD-LOOKING STATEMENTS

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, greater than expected noninterest expenses, volatile credit and financial markets, potential deterioration in real estate values, regulatory changes and excessive loan losses, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that future events, plans, or expectations contemplated by our company will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

SUMMARY CONSOLIDATED FINANCIAL DATA

Our summary consolidated financial data as of and for the quarter ended June 30, 2009 are unaudited but, in the opinion of our management, contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly our financial position and results of operations for such periods in accordance with generally accepted accounting principles.

Tidelands Bancshares, Inc. and Subsidiary

Consolidated Statements of Operations

(Unaudited)

	Six Months Ended		Three Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Interest income:
Loans, including fees	$12,486,519	$13,783,616	$6,349,290	$6,677,908
Securities available for sale, taxable	4,901,260	2,481,591	1,924,218	1,314,734
Securities available for sale, non-taxable	95,657	149,486	45,091	70,679
Federal funds sold	4,129	187,876	602	125,499
Other interest income	2,056	1,914	1,333	576
Total interest income	17,489,621	16,604,483	8,320,534	8,189,396
Interest expense:
Time deposits $100,000 and over	1,785,937	951,913	901,774	546,163
Other deposits	5,494,381	7,526,942	2,639,427	3,591,487
Other borrowings	2,165,968	1,503,883	1,122,102	666,278
Total interest expense	9,446,286	9,982,738	4,663,303	4,803,928
Net interest income	8,043,335	6,621,745	3,657,231	3,385,468
Provision for loan losses	7,605,000	777,000	5,470,000	314,000
Net interest income after provision for loan losses	438,335	5,844,745	(1,812,769)	3,071,468

Noninterest income:
Service charges on deposit accounts	20,283	18,312	10,706	8,755
Residential mortgage origination income	261,408	280,128	185,107	139,814
Gain on sale of securities available for sale	590,683	32,154	283,679	—
Other service fees and commissions	270,310	149,935	136,793	86,616
Bank owned life insurance	252,619	226,229	127,939	129,229
Impairment on nonmarketable equity securities	(76,640)	—	(1,640)	—
Other	22,188	38,137	54,146	12,413
Total noninterest income	1,340,851	744,895	796,730	376,827
Noninterest expense:
Salaries and employee benefits	4,016,672	4,404,340	2,045,568	2,289,191
Net occupancy	780,994	659,784	396,445	334,427
Furniture and equipment	428,923	334,099	213,325	176,574
Other operating	2,785,419	2,006,696	1,597,831	1,075,063
Total noninterest expense	8,012,008	7,404,919	4,253,169	3,875,255
Loss before income taxes	(6,232,822)	(815,279)	(5,269,208)	(426,960)
Income tax benefit	(2,127,000)	(350,480)	(1,793,000)	(195,480)
Net loss	$(4,105,822)	$(464,799)	$(3,476,208)	$(231,480)
Accretion of preferred stock to redemption value	96,954	—	48,477	—
Preferred dividends accrued	363,207	—	182,607	—
Net loss available to common shareholders	$(4,565,983)	$(464,799)	$(3,707,292)	$(231,480)
Loss per common share
Basic loss per share	$(1.13)	$(0.12)	$(0.92)	$(0.06)
Diluted loss per share	$(1.13)	$(0.12)	$(0.92)	$(0.06)
Weighted average common shares outstanding
Basic	4,044,186	4,056,416	4,044,186	4,044,186
Diluted	4,044,186	4,056,416	4,044,186	4,044,186

Tidelands Bancshares, Inc. and Subsidiary

Consolidated Balance Sheets

	June 30,	December 31,
	2009	2008
	(Unaudited)	(Audited)
Assets:
Cash and cash equivalents:
Cash and due from banks	$18,401,911	$2,471,797
Federal funds sold	—	40,375,000
Total cash and cash equivalents	18,401,911	42,846,797
Securities available-for-sale	287,837,131	171,769,851
Nonmarketable equity securities	5,938,900	3,807,140
Total securities	293,776,031	175,576,991
Mortgage loans held for sale	1,831,581	241,500
Loans receivable	471,308,448	461,967,217
Less allowance for loan losses	9,605,982	7,635,173
Loans, net	461,702,466	454,332,044
Premises, furniture and equipment, net	19,000,984	19,411,592
Accrued interest receivable	3,149,011	3,337,660
Bank owned life insurance	13,587,788	13,335,170
Other assets	12,246,957	6,101,069
Total assets	$823,696,729	$715,182,823

Liabilities:
Deposits:
Noninterest-bearing transaction accounts	$13,812,902	$12,133,098
Interest-bearing transaction accounts	45,149,759	46,987,209
Savings and money market	209,751,339	182,856,286
Time deposits $100,000 and over	99,084,184	92,825,486
Other time deposits	214,312,341	226,423,397
Total deposits	582,110,525	561,225,476

Securities sold under agreements to repurchase	72,500,000	20,000,000
Junior subordinated debentures	14,434,000	14,434,000
Advances from Federal Home Loan Bank	100,800,000	60,800,000
ESOP borrowings	2,450,000	2,600,000
Other borrowings	—	615,837
Accrued interest payable	2,165,846	2,841,473
Other liabilities	1,630,027	706,605
Total liabilities	776,090,398	663,223,391

Commitments and contingencies	—	—

Shareholders’ equity:
Preferred stock, $1,000 par value, 10,000,000 shares authorized, 14,448 issued and outstanding at June 30, 2009 and December 31, 2008	13,432,706	13,335,752
Common stock, $.01 par value, 10,000,000 shares authorized; 4,277,176 shares issued and outstanding at June 30, 2009 and December 31, 2008	42,772	42,772
Common stock-warrants, 571,821 shares outstanding at June 30, 2009 and December 31, 2008	1,112,248	1,112,248
Unearned ESOP shares	(2,363,032)	(2,522,860)
Capital surplus	43,505,292	43,364,255
Retained deficit	(9,401,168)	(4,905,419)
Accumulated other comprehensive income	1,277,513	1,532,684
Total shareholders’ equity	47,606,331	51,959,432
Total liabilities and shareholders’ equity	$823,696,729	$715,182,823

Tidelands Bancshares, Inc. and Subsidiary

	Six Months Ended June 30,		Three Months Ended June 30,
	2009	2008	2009	2008
Per Share Data:
Net income (loss), basic	$(1.13)	$(0.12)	$(0.92)	$(0.06)
Net income (loss), diluted	$(1.13)	$(0.12)	$(0.92)	$(0.06)
Book value	$7.73	$9.25	$7.73	$9.25
Weighted average number of shares outstanding
Basic	4,044,186	4,056,416	4,044,186	4,044,186
Diluted	4,044,186	4,056,416	4,044,186	4,044,186

Performance Ratios:
Return on average assets (1)	(1.05)%	(0.17)%	(1.71)%	(0.16)%
Return on average equity (1)	(16.63)%	(2.30)%	(29.03)%	(2.30)%
Net interest margin (1)	2.20%	2.54%	1.94%	2.49%

	At June 30,
	2009	2008
Credit Summary:
Nonaccrual loans	$11,611,355	$2,901,061
Loans 90 days or more past due and still accruing interest	—	—
Loans restructured or otherwise impaired(4)	—	—
Total impaired loans	11,611,355	2,901,061
Other real estate owned	5,565,821	—
Total nonperforming assets	$17,177,176	$2,901,061

Loan charge-offs year to date, net recoveries	$5,634,191	$172,159
Loans past due, 30-89 days	$3,478,445	$2,523,158

Nonperforming loans to total loans	2.46%	0.67%
Nonperforming assets to total assets(3)	2.09%	0.48%
Net charge-offs year to date to average total loans(2)	1.21%	0.04%
Allowance for loan losses to nonperforming loans	82.73%	164.19%
Allowance for loan losses to total loans (2)	2.04%	1.10%

	At June 30,
	2009	2008
Capital Ratios:
Period end tangible equity to tangible assets	5.78%	6.57%
Leverage ratio	7.47%	7.92%
Tier 1 risk-based capital ratio	12.72%	9.81%
Total risk-based capital ratio	14.00%	11.44%

Growth Ratios and Other Data:
Percentage change in assets(1)	30.60%	35.12%
Percentage change in loans(1) (2)	4.08%	21.40%
Percentage change in deposits(1)	7.50%	51.13%
Loans to deposit ratio (2)	80.97%	88.93%

(1) — Annualized for the six and three month periods, respectively.

(2) — Includes nonperforming loans.

(3) — Nonperforming assets include nonaccrual loans, loans 90 days or more past due and still accruing interest, loans restructured or otherwise impaired, and other real estate owned

(4) — Loans restructured or otherwise impaired do not include nonaccrual loans.